Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present Liberty Media Corporation’s (“Liberty”) assets and liabilities as of December 31, 2019 and December 31, 2018 and revenue, expenses and cash flows for the years ended December 31, 2019, 2018, and 2017. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the Liberty SiriusXM Group, Braves Group and the Formula One Group, respectively. The financial information should be read in conjunction with our consolidated financial statements for the year ended December 31, 2019 included in this Annual Report on Form 10-K.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Liberty SiriusXM Group, Braves Group and the Formula One Group, our tracking stock capital structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock does not affect the rights of our creditors.

SUMMARY ATTRIBUTED FINANCIAL DATA

Liberty SiriusXM Group

Summary Balance Sheet Data:

	December 31,	December 31,
	2019	2018
	amounts in millions
Cash and cash equivalents	$493	91
Investments in affiliates, accounted for using the equity method	$644	629
Intangible assets not subject to amortization	$25,665	23,781
Intangible assets subject to amortization, net	$1,603	942
Total assets	$31,421	28,292
Deferred revenue	$1,930	1,932
Long-term debt, including current portion	$9,245	7,858
Deferred tax liabilities	$1,890	1,673
Attributed net assets	$10,678	10,599
Noncontrolling interest	$5,628	5,108

Summary Statement of Operations Data:

	Years ended December 31,
	2019	2018	2017
	amounts in millions
Revenue	$7,794	5,771	5,425
Cost of subscriber services (1)	$(3,427)	(2,308)	(2,102)
Subscriber acquisition costs	$(427)	(470)	(499)
Other operating expenses (1)	$(280)	(123)	(113)
Selling, general and administrative expense (1)	$(1,495)	(878)	(812)
Operating income (loss)	$1,544	1,620	1,547
Interest expense	$(435)	(388)	(356)
Income tax (expense) benefit	$(271)	(241)	466
Net earnings (loss) attributable to noncontrolling interests	$241	328	535
Earnings (loss) attributable to Liberty stockholders	$494	676	1,124
(1)	Includes stock-based compensation expense as follows:

	Years ended December 31,
	2019	2018	2017
	amounts in millions
Cost of subscriber services	$43	37	36
Other operating expenses	49	17	16
Selling, general and administrative expense	154	102	98
	$246	156	150

Braves Group

Summary Balance Sheet Data:

	December 31,	December 31,
	2019	2018
	amounts in millions
Cash and cash equivalents	$142	107
Property and equipment, net	$795	1,041
Investments in affiliates, accounted for using the equity method	$99	92
Intangible assets not subject to amortization	$323	323
Intangible assets subject to amortization, net	$34	37
Total assets	$1,593	1,805
Deferred revenue	$70	54
Long-term debt, including current portion	$554	491
Deferred tax liabilities	$61	69
Attributed net assets	$378	446

Summary Statement of Operations Data:

	Years ended December 31,
	2019	2018	2017
	amounts in millions
Revenue	$476	442	386
Selling, general and administrative expense (1)	$(104)	(100)	(136)
Operating income (loss)	$(39)	1	(113)
Share of earnings (losses) of affiliates, net	$18	12	78
Income tax (expense) benefit	$15	15	36
Earnings (loss) attributable to Liberty stockholders	$(77)	5	(25)
(1)	Includes stock-based compensation of $17 million, $11 million, and $48 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Formula One Group

Summary Balance Sheet Data:

	December 31,	December 31,
	2019	2018
	amounts in millions
Cash and cash equivalents	$587	160
Investments in affiliates, accounted for using the equity method	$882	920
Intangible assets not subject to amortization	$3,956	3,956
Intangible assets subject to amortization, net	$4,303	4,736
Total assets	$11,505	10,957
Long-term debt, including current portion	$5,677	5,039
Attributed net assets	$5,239	5,550

Summary Statement of Operations Data:

	Years ended December 31,
	2019	2018	2017
	amounts in millions
Revenue	$2,022	1,827	1,783
Cost of Formula 1 revenue	$(1,394)	(1,273)	(1,219)
Selling, general and administrative expense (1)	$(210)	(204)	(199)
Operating income (loss)	$(35)	(110)	(40)
Interest expense	$(195)	(192)	(220)
Share of earnings (losses) of affiliates, net	$12	17	(3)
Realized and unrealized gains (losses) on financial instruments, net	$(270)	43	(72)
Income tax (expense) benefit	$90	50	561
Earnings (loss) attributable to Liberty stockholders	$(311)	(150)	255
(1)	Includes stock-based compensation of $28 million, $25 million, and $32 million for the years ended December 31, 2019, 2018, and 2017, respectively.

BALANCE SHEET INFORMATION

December 31, 2019

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$493	142	587	—	1,222
Trade and other receivables, net	670	28	69	—	767
Other current assets	227	97	92	—	416
Total current assets	1,390	267	748	—	2,405
Intergroup interests (note 1)	—	—	292	(292)	—
Investments in affiliates, accounted for using the equity method (note 1)	644	99	882	—	1,625

Property and equipment, at cost	2,686	923	171	—	3,780
Accumulated depreciation	(1,331)	(128)	(59)	—	(1,518)
	1,355	795	112	—	2,262

Intangible assets not subject to amortization
Goodwill	15,803	180	3,956	—	19,939
FCC licenses	8,600	—	—	—	8,600
Other	1,262	143	—	—	1,405
	25,665	323	3,956	—	29,944
Intangible assets subject to amortization, net	1,603	34	4,303	—	5,940
Other assets	764	75	1,212	(38)	2,013
Total assets	$31,421	1,593	11,505	(330)	44,189

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 4)	$(23)	(9)	32	—	—
Accounts payable and accrued liabilities	1,294	63	264	—	1,621
Current portion of debt (note 1)	1	59	—	—	60
Deferred revenue	1,930	70	113	—	2,113
Other current liabilities	72	5	17	—	94
Total current liabilities	3,274	188	426	—	3,888
Long-term debt (note 1)	9,244	495	5,677	—	15,416
Deferred income tax liabilities (note 3)	1,890	61	—	(38)	1,913
Redeemable intergroup interests (note 1)	24	268	—	(292)	—
Other liabilities	683	203	161	—	1,047
Total liabilities	15,115	1,215	6,264	(330)	22,264
Equity / Attributed net assets	10,678	378	5,239	—	16,295
Noncontrolling interests in equity of subsidiaries	5,628	—	2	—	5,630
Total liabilities and equity	$31,421	1,593	11,505	(330)	44,189

BALANCE SHEET INFORMATION

December 31, 2018

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$91	107	160	—	358
Trade and other receivables, net	233	21	110	—	364
Other current assets	191	129	40	—	360
Total current assets	515	257	310	—	1,082
Intergroup interests (note 1)	—	—	226	(226)	—
Investments in affiliates, accounted for using the equity method (note 1)	629	92	920	—	1,641

Property and equipment, at cost	2,450	1,137	178	—	3,765
Accumulated depreciation	(1,112)	(96)	(88)	—	(1,296)
	1,338	1,041	90	—	2,469

Intangible assets not subject to amortization
Goodwill	14,250	180	3,956	—	18,386
FCC licenses	8,600	—	—	—	8,600
Other	931	143	—	—	1,074
	23,781	323	3,956	—	28,060
Intangible assets subject to amortization, net	942	37	4,736	—	5,715
Other assets	1,087	55	719	—	1,861
Total assets	$28,292	1,805	10,957	(226)	40,828

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 4)	$(4)	(21)	25	—	—
Accounts payable and accrued liabilities	854	29	233	—	1,116
Current portion of debt (note 1)	3	14	—	—	17
Deferred revenue	1,932	54	93	—	2,079
Other current liabilities	15	8	9	—	32
Total current liabilities	2,800	84	360	—	3,244
Long-term debt (note 1)	7,855	477	5,039	—	13,371
Deferred income tax liabilities (note 3)	1,673	69	(91)	—	1,651
Redeemable intergroup interests (note 1)	—	226	—	(226)	—
Other liabilities	257	511	96	—	864
Total liabilities	12,585	1,367	5,404	(226)	19,130
Equity / Attributed net assets	10,599	446	5,550	—	16,595
Noncontrolling interests in equity of subsidiaries	5,108	(8)	3	—	5,103
Total liabilities and equity	$28,292	1,805	10,957	(226)	40,828

STATEMENT OF OPERATIONS INFORMATION

December 31, 2019

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Sirius XM Holdings revenue	$7,794	—	—	7,794
Formula 1 revenue	—	—	2,022	2,022
Other revenue	—	476	—	476
Total revenue	7,794	476	2,022	10,292
Operating costs and expenses, including stock-based compensation (note 2):
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	2,291	—	—	2,291
Programming and content	462	—	—	462
Customer service and billing	475	—	—	475
Other	199	—	—	199
Cost of Formula 1 revenue	—	—	1,394	1,394
Subscriber acquisition costs	427	—	—	427
Other operating expenses	280	340	—	620
Selling, general and administrative	1,495	104	210	1,809
Acquisition and other related costs	84	—	—	84
Depreciation and amortization	537	71	453	1,061
	6,250	515	2,057	8,822
Operating income (loss)	1,544	(39)	(35)	1,470
Other income (expense):
Interest expense	(435)	(27)	(195)	(657)
Share of earnings (losses) of affiliates, net	(24)	18	12	6
Unrealized gain/(loss) on inter-group interests	—	(42)	42	—
Realized and unrealized gains (losses) on financial instruments, net	(41)	(4)	(270)	(315)
Other, net	(38)	2	45	9
	(538)	(53)	(366)	(957)
Earnings (loss) before income taxes	1,006	(92)	(401)	513
Income tax (expense) benefit (note 3)	(271)	15	90	(166)
Net earnings (loss)	735	(77)	(311)	347
Less net earnings (loss) attributable to the noncontrolling interests	241	—	—	241
Net earnings (loss) attributable to Liberty stockholders	$494	(77)	(311)	106

STATEMENT OF OPERATIONS INFORMATION

December 31, 2018

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Sirius XM Holdings revenue	$5,771	—	—	5,771
Formula 1 revenue	—	—	1,827	1,827
Other revenue	—	442	—	442
Total revenue	5,771	442	1,827	8,040
Operating costs and expenses, including stock-based compensation (note 2):
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,394	—	—	1,394
Programming and content	406	—	—	406
Customer service and billing	382	—	—	382
Other	126	—	—	126
Cost of Formula 1 revenue	—	—	1,273	1,273
Subscriber acquisition costs	470	—	—	470
Other operating expenses	123	265	—	388
Selling, general and administrative	878	100	204	1,182
Acquisition and other related costs	3	—	—	3
Depreciation and amortization	369	76	460	905
	4,151	441	1,937	6,529
Operating income (loss)	1,620	1	(110)	1,511
Other income (expense):
Interest expense	(388)	(26)	(192)	(606)
Share of earnings (losses) of affiliates, net	(11)	12	17	18
Unrealized gain/(loss) on inter-group interests	—	(24)	24	—
Realized and unrealized gains (losses) on financial instruments, net	(1)	(2)	43	40
Other, net	25	35	18	78
	(375)	(5)	(90)	(470)
Earnings (loss) before income taxes	1,245	(4)	(200)	1,041
Income tax (expense) benefit (note 3)	(241)	15	50	(176)
Net earnings (loss)	1,004	11	(150)	865
Less net earnings (loss) attributable to the noncontrolling interests	328	6	—	334
Net earnings (loss) attributable to Liberty stockholders	$676	5	(150)	531

STATEMENT OF OPERATIONS INFORMATION

December 31, 2017

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
SIRIUS XM Holdings revenue	$5,425	—	—	5,425
Formula 1 revenue	—	—	1,783	1,783
Other revenue	—	386	—	386
Total revenue	5,425	386	1,783	7,594
Operating costs and expenses, including stock-based compensation (note 2):
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,210	—	—	1,210
Programming and content	388	—	—	388
Customer service and billing	385	—	—	385
Other	119	—	—	119
Cost of Formula 1 revenue	—	—	1,219	1,219
Subscriber acquisition costs	499	—	—	499
Other operating expenses	113	296	—	409
Selling, general and administrative	812	136	199	1,147
Depreciation and amortization	352	67	405	824
	3,878	499	1,823	6,200
Operating income (loss)	1,547	(113)	(40)	1,394
Other income (expense):
Interest expense	(356)	(15)	(220)	(591)
Share of earnings (losses) of affiliates, net	29	78	(3)	104
Unrealized gain/(loss) on inter-group interests	—	(15)	15	—
Realized and unrealized gains (losses) on financial instruments, net	(16)	—	(72)	(88)
Other, net	(11)	3	16	8
	(354)	51	(264)	(567)
Earnings (loss) before income taxes	1,193	(62)	(304)	827
Income tax (expense) benefit (note 3)	466	36	561	1,063
Net earnings (loss)	1,659	(26)	257	1,890
Less net earnings (loss) attributable to the noncontrolling interests	535	(1)	2	536
Net earnings (loss) attributable to Liberty stockholders	$1,124	(25)	255	1,354

STATEMENT OF CASH FLOWS INFORMATION

December 31, 2019

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$735	(77)	(311)	347
Adjustments to reconcile net earnings to net cash provided by operating activities:		.
Depreciation and amortization	537	71	453	1,061
Stock-based compensation	267	17	28	312
Share of (earnings) loss of affiliates, net	24	(18)	(12)	(6)
Unrealized (gains) losses on intergroup interests, net	—	42	(42)	—
Realized and unrealized (gains) losses on financial instruments, net	41	4	270	315
Noncash interest expense	7	1	1	9
Losses (gains) on dilution of investment in affiliate	—	—	(7)	(7)
Loss on early extinguishment of debt	57	—	—	57
Deferred income tax expense (benefit)	268	(7)	(141)	120
Intergroup tax allocation	(21)	(8)	29	—
Intergroup tax (payments) receipts	(3)	21	(18)	—
Other charges (credits), net	4	18	(14)	8
Changes in operating assets and liabilities
Current and other assets	(11)	(12)	20	(3)
Payables and other liabilities	39	23	38	100
Net cash provided (used) by operating activities	1,944	75	294	2,313
Cash flows from investing activities:
Cash proceeds from dispositions of investments	373	—	69	442
Cash (paid) received for acquisitions, net of cash acquired	313	—	—	313
Investments in equity method affiliates and debt and equity securities	(19)	(4)	(6)	(29)
Repayment of loans and other cash receipts from equity method affiliates and debt and equity securities	11	—	—	11
Capital expended for property and equipment, including internal-use software and website development	(363)	(103)	(44)	(510)
Sales of short term investments and other marketable securities	73	—	—	73
Other investing activities, net	(4)	—	18	14
Net cash provided (used) by investing activities	384	(107)	37	314
Cash flows from financing activities:
Borrowings of debt	5,795	96	129	6,020
Repayments of debt	(4,833)	(31)	(7)	(4,871)
Series C Liberty SiriusXM stock repurchases	(419)	—	(24)	(443)
Subsidiary shares repurchased by subsidiary	(2,159)	—	—	(2,159)
Cash dividends paid by subsidiary	(68)	—	—	(68)
Taxes paid in lieu of shares issued for stock-based compensation	(201)	(4)	(6)	(211)
Other financing activities, net	(38)	(7)	4	(41)
Net cash provided (used) by financing activities	(1,923)	54	96	(1,773)
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	—	—
Net increase (decrease) in cash, cash equivalents and restricted cash	405	22	427	854
Cash, cash equivalents and restricted cash at beginning of period	102	190	160	452
Cash, cash equivalents and restricted cash at end of period	$507	212	587	1,306

STATEMENT OF CASH FLOWS INFORMATION

December 31, 2018

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$1,004	11	(150)	865
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	369	76	460	905
Stock-based compensation	156	11	25	192
Share of (earnings) loss of affiliates, net	11	(12)	(17)	(18)
Unrealized (gains) losses on intergroup interests, net	—	24	(24)	—
Realized and unrealized (gains) losses on financial instruments, net	1	2	(43)	(40)
Noncash interest expense	(8)	5	2	(1)
Losses (gains) on dilution of investment in affiliate	—	—	1	1
Loss on early extinguishment of debt	—	—	1	1
Deferred income tax expense (benefit)	231	(1)	(63)	167
Intergroup tax allocation	22	(14)	(8)	—
Intergroup tax (payments) receipts	(20)	35	(15)	—
Other charges (credits), net	2	(20)	1	(17)
Changes in operating assets and liabilities
Current and other assets	(4)	8	(35)	(31)
Payables and other liabilities	21	(22)	133	132
Net cash provided (used) by operating activities	1,785	103	268	2,156
Cash flows from investing activities:
Cash proceeds from dispositions of investments	—	155	244	399
Cash (paid) received for acquisitions, net of cash acquired	(2)	—	—	(2)
Investments in equity method affiliates and debt and equity securities	(405)	—	(9)	(414)
Repayment of loans and other cash receipts from equity method affiliates and debt and equity securities	14	—	—	14
Capital expended for property and equipment, including internal-use software and website development	(356)	(33)	(14)	(403)
Other investing activities, net	(7)	37	6	36
Net cash provided (used) by investing activities	(756)	159	227	(370)
Cash flows from financing activities:
Borrowings of debt	2,795	123	699	3,617
Repayments of debt	(2,431)	(317)	(1,309)	(4,057)
Series C Liberty SiriusXM stock repurchases	(466)	—	—	(466)
Subsidiary shares repurchased by subsidiary	(1,314)	—	—	(1,314)
Cash dividends paid by subsidiary	(59)	—	—	(59)
Taxes paid in lieu of shares issued for stock-based compensation	(127)	—	(3)	(130)
Other financing activities, net	50	(18)	(3)	29
Net cash provided (used) by financing activities	(1,552)	(212)	(616)	(2,380)
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	(1)	(1)
Net increase (decrease) in cash, cash equivalents and restricted cash	(523)	50	(122)	(595)
Cash, cash equivalents and restricted cash at beginning of period	625	140	282	1,047
Cash, cash equivalents and restricted cash at end of period	$102	190	160	452

STATEMENT OF CASH FLOWS INFORMATION

December 31, 2017

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$1,659	(26)	257	1,890
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	352	67	405	824
Stock-based compensation	150	48	32	230
Share of (earnings) loss of affiliates, net	(29)	(78)	3	(104)
Unrealized (gains) losses on intergroup interests, net	—	15	(15)	—
Realized and unrealized (gains) losses on financial instruments, net	16	—	72	88
Noncash interest expense	7	3	6	16
Losses (gains) on dilution of investment in affiliate	—	—	(3)	(3)
Loss on early extinguishment of debt	35	5	8	48
Deferred income tax expense (benefit)	(492)	2	(574)	(1,064)
Intergroup tax allocation	(6)	(39)	45	—
Intergroup tax (payments) receipts	4	15	(19)	—
Other charges (credits), net	(4)	18	(10)	4
Changes in operating assets and liabilities
Current and other assets	30	(57)	77	50
Payables and other liabilities	127	(15)	(359)	(247)
Net cash provided (used) by operating activities	1,849	(42)	(75)	1,732
Cash flows from investing activities:
Cash proceeds from dispositions of investments	—	5	16	21
Cash (paid) received for acquisitions, net of cash acquired	(107)	—	(1,647)	(1,754)
Investments in equity method affiliates and debt and equity securities	(851)	(2)	(9)	(862)
Capital expended for property and equipment, including internal-use software and website development	(288)	(219)	(10)	(517)
Other investing activities, net	(8)	(5)	(12)	(25)
Net cash provided (used) by investing activities	(1,254)	(221)	(1,662)	(3,137)
Cash flows from financing activities:
Borrowings of debt	4,553	544	1,600	6,697
Repayments of debt	(3,216)	(218)	(1,673)	(5,107)
Proceeds from issuance of Series C Liberty Formula One common stock	—	—	1,938	1,938
Subsidiary shares repurchased by subsidiary	(1,409)	—	—	(1,409)
Cash dividends paid by subsidiary	(60)	—	—	(60)
Taxes paid in lieu of shares issued for stock-based compensation	(100)	(30)	(5)	(135)
Other financing activities, net	(35)	—	(13)	(48)
Net cash provided (used) by financing activities	(267)	296	1,847	1,876
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	4	4
Net increase (decrease) in cash, cash equivalents and restricted cash	328	33	114	475
Cash, cash equivalents and restricted cash at beginning of period	297	107	168	572
Cash, cash equivalents and restricted cash at end of period	$625	140	282	1,047

Notes to Attributed Financial Information (Continued)

(unaudited)

(1)	As discussed in note 2 to the accompanying consolidated financial statements, on April 15, 2016 Liberty completed a reclassification of Liberty Media Corporation’s (“Liberty” or the “Company”) common stock into three new tracking stock groups, one designated as the Liberty Braves common stock, one designated as the Liberty Media common stock and one designated as the Liberty SiriusXM common stock (the “Recapitalization”). Upon completion of the Second Closing of the acquisition of Formula 1 on January 23, 2017, as discussed below, the Liberty Media Group was renamed the Liberty Formula One Group (the “Formula One Group”).

A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Liberty SiriusXM Group, Braves Group and Formula One Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Therefore, the Liberty SiriusXM Group, Braves Group and Formula One Group do not represent separate legal entities, but rather represent those businesses, assets and liabilities that have been attributed to each respective group. Holders of tracking stock have no direct claim to the group's stock or assets and therefore, do not own, by virtue of their ownership of a Liberty tracking stock, any equity or voting interest in a company, such as Sirius XM Holdings Inc. (“Sirius XM Holdings”), Formula 1 or Live Nation Entertainment, Inc. (“Live Nation”), in which Liberty holds an interest and that is attributed to a Liberty tracking stock group, such as the Liberty SiriusXM Group or the Formula One Group. Holders of tracking stock are also not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

The Liberty SiriusXM Group is comprised of our consolidated subsidiary, Sirius XM Holdings, corporate cash, Liberty’s 2.125% Exchangeable Senior Debentures due 2048, Liberty’s 2.75% Exchangeable Senior Debentures due 2049 and a margin loan obligation incurred by a wholly-owned special purpose subsidiary of Liberty. On February 1, 2019, Sirius XM Holdings acquired Pandora Media, Inc. (“Pandora”). See note 5 to the accompanying consolidated financial statements for information related to Sirius XM Holdings’ acquisition of Pandora. Additionally, as discussed below, the Formula One Group retains an intergroup interest in the Liberty SiriusXM Group. As of December 31, 2019, the Liberty SiriusXM Group has cash and cash equivalents of approximately $493 million, which includes $106 million of subsidiary cash.

The Braves Group is comprised of our consolidated subsidiary, Braves Holdings, LLC (“Braves Holdings”), which indirectly owns the Atlanta Braves Major League Baseball Club (“ANLBC”) and certain assets and liabilities associated with ANLBC’s stadium and mixed use development project (the “Development Project”) and cash. As of December 31, 2019, the Braves Group has cash and cash equivalents of approximately $142 million, which includes $59 million of subsidiary cash. Additionally, as discussed below, the Formula One Group retains an intergroup interest in the Braves Group. See note 2 to the accompanying consolidated financial statements for information regarding the Series C Liberty Braves common stock rights offering.

The Formula One Group is comprised of all of the businesses, assets and liabilities of Liberty other than those specifically attributed to the Liberty SiriusXM Group or the Braves Group, including, as of December 31, 2019, Liberty’s interests in Formula 1 and Live Nation, cash, intergroup interests in the Liberty SiriusXM Group and Braves Group as well as Liberty’s 1.375% Cash Convertible Notes due 2023 and related financial instruments, Liberty’s 1% Cash Convertible Notes due 2023, Liberty’s 2.25% Exchangeable Senior Debentures due 2046 and Liberty’s 2.25% Exchangeable Senior Debentures due 2048. On September 7, 2016 Liberty, through its indirect wholly owned subsidiary Liberty GR Cayman Acquisition Company, entered into two definitive stock purchase agreements relating to the acquisition of Delta Topco Limited (“Delta Topco”), the parent company of Formula 1, a global motorsports business. The transactions contemplated by the first purchase agreement were completed on September 7, 2016 and provided for the acquisition of slightly less than a 20% minority stake in Formula 1 on an undiluted basis. On October 27, 2016, under the terms of the first purchase agreement, Liberty acquired an additional incremental equity interest of Delta Topco, maintaining Liberty’s investment in Delta Topco on an undiluted basis and increasing slightly to 19.1% on a fully diluted basis. Liberty’s interest in Delta Topco and by extension Formula 1 is attributed to the Formula One Group. Liberty acquired 100% of the fully diluted equity interests of Delta Topco, other than a nominal number of shares held by certain Formula 1 teams, in a closing under the second purchase agreement (and following the unwind of the first purchase agreement) on January 23, 2017 (the “Second Closing”). Liberty’s acquired interest in Formula 1, along with existing Formula 1 cash and debt (which is non-recourse to Liberty), was attributed to the Formula One Group

Notes to Attributed Financial Information (Continued)

(unaudited)

upon completion of the Second Closing. As of December 31, 2019, the Formula One Group has cash and cash equivalents of approximately $587 million, which includes $402 million of subsidiary cash.

As part of the Recapitalization, the Formula One Group initially held a 20% intergroup interest in the Braves Group. As a result of the rights offering, the number of notional shares underlying the intergroup interest was adjusted to 9,084,940, representing a 15.1% intergroup interest in the Braves Group as of December 31, 2019.  In addition, during the fourth quarter of 2019, the Formula One Group began purchasing shares of Liberty SiriusXM common stock. As of December 31, 2019, the number of notional shares representing the intergroup interest held by the Formula One Group was 493,278, representing a 0.2% intergroup interest in the Liberty SiriusXM Group. The intergroup interests represent quasi-equity interests which are not represented by outstanding shares of common stock; rather, the Formula One Group has attributed interests in the Braves Group and the Liberty SiriusXM Group which are generally stated in terms of a notional number of shares of Series C Liberty Braves common stock and Series C Liberty SiriusXM common stock, respectively, issuable to the Formula One Group with respect to its interests in the Braves Group and Liberty SiriusXM Group, respectively. Each reporting period, the notional shares representing the intergroup interests are marked to fair value. The changes in fair value are recorded in the Unrealized gain (loss) on intergroup interests line item in the unaudited attributed consolidated statements of operations. The Formula One Group’s intergroup interest is reflected in the Investment in intergroup interests line item, and the Braves Group and Liberty SiriusXM Group liabilities for their respective intergroup interests are reflected in the Redeemable intergroup interests line item in the unaudited attributed consolidated balance sheets. Both accounts are presented as noncurrent, as there are currently no plans for the settlement of the intergroup interests. Appropriate eliminating entries are recorded in the Company’s consolidated financial statements.

As the notional shares underlying the intergroup interests are not represented by outstanding shares of common stock, such shares have not been officially designated Series A, B or C Liberty Braves common stock and Liberty SiriusXM common stock. However, Liberty has assumed that the notional shares (if and when issued) would be comprised of Series C Liberty Braves common stock and Series C Liberty SiriusXM common stock, respectively, in order to not dilute voting percentages. Therefore, the market prices of Series C Liberty Braves common stock and Series C Liberty SiriusXM common stock, respectively, are used for the quarterly mark-to-market adjustment through the unaudited attributed consolidated statements of operations.

The intergroup interests will remain outstanding until the redemption of the outstanding interests, at the discretion of the Company’s board of directors, through transfer of securities, cash and/or other assets from the Braves Group and Liberty SiriusXM Group, respectively, to the Formula One Group.

For information relating to investments in affiliates accounted for using the equity method and debt, see notes 7 and 9, respectively, of the accompanying consolidated financial statements.

(2)	Cash compensation expense for our corporate employees is allocated among the Liberty SiriusXM Group, Braves Group and the Formula One Group based on the estimated percentage of time spent providing services for each group. On an annual basis estimated time spent will be determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a timelier reevaluation of estimated time spent. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Stock compensation related to each tracking stock is calculated based on actual awards outstanding.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(3)	We have accounted for income taxes for the Liberty SiriusXM Group, the Braves Group and the Formula One Group in the accompanying attributed financial information in a manner similar to a stand-alone company basis. To the extent this methodology differs from our tax sharing policy, differences have been reflected in the attributed net assets of the respective groups.

Notes to Attributed Financial Information (Continued)

(unaudited)

Liberty SiriusXM Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2019	2018	2017
	amounts in millions
Current:
Federal	$18	(22)	4
State and local	(21)	12	(30)
Foreign	—	—	—
	(3)	(10)	(26)
Deferred:
Federal	(241)	(235)	511
State and local	(27)	4	(19)
Foreign	—	—	—
	(268)	(231)	492
Income tax benefit (expense)	$(271)	(241)	466

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 21% for both of the years ended December 31, 2019 and 2018 and 35% for the year ended December 31, 2017 as a result of the following:

	Years ended December 31,
	2019	2018	2017
	amounts in millions
Computed expected tax benefit (expense)	$(211)	(262)	(418)
State and local income taxes, net of federal income taxes	(45)	22	(40)
Foreign income taxes, net of federal income taxes	—	(1)	—
Taxable dividends, net of dividends received deductions	(11)	(28)	(9)
Federal tax credits	26	27	22
Change in valuation allowance affecting tax expense	(4)	(14)	(4)
Change in tax rate due to Tax Act	—	(8)	888
Change in tax rate	(45)	(3)	(4)
Deductible stock-based compensation	47	37	35
Non-deductible executive compensation	(19)	(6)	(3)
Other, net	(9)	(5)	(1)
Income tax benefit (expense)	$(271)	(241)	466

Notes to Attributed Financial Information (Continued)

(unaudited)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2019	2018
	amounts in millions
Deferred tax assets:
Tax loss and credit carryforwards	$1,018	951
Accrued stock compensation	95	84
Other accrued liabilities	185	—
Deferred revenue	81	523
Discount on debt	2	—
Other future deductible amounts	11	10
Deferred tax assets	1,392	1,568
Valuation allowance	(70)	(67)
Net deferred tax assets	1,322	1,501
Deferred tax liabilities:
Investments	31	22
Fixed assets	384	226
Intangible assets	2,749	2,484
Discount on debt	—	17
Other future taxable amounts	—	425
Deferred tax liabilities	3,164	3,174
Net deferred tax liabilities	$1,842	1,673

Braves Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2019	2018	2017
	amounts in millions
Current:
Federal	$8	14	36
State and local	—	—	2
Foreign	—	—	—
	8	14	38
Deferred:
Federal	—	9	3
State and local	7	(8)	(5)
Foreign	—	—	—
	7	1	(2)
Income tax benefit (expense)	$15	15	36

Notes to Attributed Financial Information (Continued)

(unaudited)

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 21% for both of the years ended December 31, 2019 and 2018 and 35% for the year ended December 31, 2017 as a result of the following:

	Years ended December 31,
	2019	2018	2017
	amounts in millions
Computed expected tax benefit (expense)	$19	1	22
State and local income taxes, net of federal income taxes	6	(4)	3
Federal tax credits	—	3	—
Change in valuation allowance affecting tax expense	3	5	(6)
Change in tax rate due to Tax Act	—	11	25
Change in tax rate	(3)	2	—
Deductible stock-based compensation	2	—	—
Inter-group interest	(9)	(5)	(5)
Other, net	(3)	2	(3)
Income tax benefit (expense)	$15	15	36

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2019	2018
	amounts in millions
Deferred tax assets:
Tax loss and credit carryforwards	$6	3
Accrued stock compensation	2	2
Other accrued liabilities	46	102
Other future deductible amounts	20	12
Deferred tax assets	74	119
Valuation allowance	—	(3)
Net deferred tax assets	74	116
Deferred tax liabilities:
Investments	10	7
Fixed assets	71	131
Intangible assets	47	38
Other future taxable amounts	7	9
Deferred tax liabilities	135	185
Net deferred tax liabilities	$61	69

Notes to Attributed Financial Information (Continued)

(unaudited)

Liberty Formula One Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2019	2018	2017
	amounts in millions
Current:
Federal	$(27)	(6)	(2)
State and local	(3)	1	(2)
Foreign	(21)	(8)	(9)
	(51)	(13)	(13)
Deferred:
Federal	102	(2)	64
State and local	—	2	3
Foreign	39	63	507
	141	63	574
Income tax benefit (expense)	$90	50	561

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 21% for both of the years ended December 31, 2019 and 2018 and 35% for the year ended December 31, 2017 as a result of the following:

	Years ended December 31,
	2019	2018	2017
	amounts in millions
Computed expected tax benefit (expense)	$84	42	107
State and local income taxes, net of federal income taxes	(2)	—	—
Foreign income taxes, net of federal income taxes	26	23	88
Taxable dividends, net of dividends received deductions	1	1	2
Change in valuation allowance affecting tax expense	(39)	(53)	222
Change in tax rate due to Tax Act	—	(11)	16
Change in tax rate	—	2	—
Settlements with tax authorities	—	43	253
Deductible stock-based compensation	22	1	5
Non-deductible executive compensation	(3)	(1)	(1)
Income tax reserves	—	—	(22)
Non-deductible / Non-taxable interest	—	—	(60)
Write-off of tax attributes	—	—	(42)
Inter-group interest	9	5	5
Other, net	(8)	(2)	(12)
Income tax benefit (expense)	$90	50	561

Notes to Attributed Financial Information (Continued)

(unaudited)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2019	2018
	amounts in millions
Deferred tax assets:
Tax loss and credit carryforwards	$486	401
Accrued stock compensation	9	11
Other accrued liabilities	9	9
Discount on debt	43	—
Other future deductible amounts	—	3
Deferred tax assets	547	424
Valuation allowance	(146)	(104)
Net deferred tax assets	401	320
Deferred tax liabilities:
Investments	49	—
Fixed assets	3	2
Intangible Assets	116	168
Discount on debt	—	59
Deferred tax liabilities	168	229
Net deferred tax (assets) liabilities	$(233)	(91)

(4)	The intergroup balances as December 31, 2019 and December 31, 2018 also include the impact of the timing of certain tax benefits. Per the tracking stock tax sharing policies, consolidated income taxes arising from the Liberty SiriusXM Group in periods prior to the Recapitalization were not subject to tax sharing and were allocated to the Formula One Group. As such, the balance of the Intergroup tax payable between the Liberty SiriusXM Group and the Formula One Group was zero at the effective date of the Recapitalization and is accounted for going forward beginning on such date.
(5)	The Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group will be entitled to one vote per share, and holders of Series B common stock of each group will be entitled to ten votes per share. Holders of Series C common stock of each group will be entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock will vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty SiriusXM common stock, Series A and Series B Liberty Braves common stock, or the approval of the holders of only Series A and Series B Liberty Formula One common stock.

At the option of the holder, each share of Series B common stock of each group will be convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to another other group.